EXHIBIT 10.2

June 4, 2013

Vincent R. Volpe Jr.

USA

E-Mail: VRVolpe@dresser-rand.com

Dear Vince,

Congratulations on your upcoming multi-location assignment with Dresser-Rand Group Inc. We realize that multi-location assignments require significant commitments of time, personal adjustments and inconveniences you will encounter while in France. However, we are committed to working with you to make your multi-location assignment as successful as possible for you through our support as well as the support from our network of service providers.

This letter agreement (“Agreement”) confirms (1) our mutual agreement to terminate your current International Expatriate Assignment, effective May 31, 2013, set forth in the related international assignment letter dated effective July 1, 2010, and all associated benefits that would have accrued thereafter (including, without limitation, your goods and services allowance, schooling for your dependent(s), and tax gross-ups on those benefits that would have otherwise been made available thereunder after the termination), (2) your continued eligibility to receive repatriation benefits notwithstanding the termination of such assignment and (3) our mutual agreement to the terms and conditions for your multi-location assignment, which will require you to work in Dresser-Rand’s office in Paris, France in the position of President and CEO of Dresser Rand Group Inc. While working in Paris, France, on this assignment and only for such period you will be seconded to Dresser-Rand International, Paris Branch. As part of this Agreement, you will use your best efforts to manage the amount of time you spend in Paris, France, so that you maintain your nonresident tax status in France.

In this position you will continue to report directly to the Board of Directors of Dresser-Rand Group Inc., on which you will continue to serve as a director. Your assignment is subject to host government entry documents or visas and your acceptance of the terms and conditions outlined in this Agreement. The effective date of the commencement of your assignment is June 1, 2013. At the discretion of Dresser-Rand Group Inc., your multi-location assignment will continue until further notice. You shall, however, also travel to other locations at such times as may be reasonable for the performance of your duties. Your principal place of employment is Houston, Texas, USA, and we agree with you that your prior recommendation as to the location of the Company's headquarters is only effective until the commencement of this assignment. Dresser-Rand Company or one of its affiliates will continue to provide payroll services and benefit programs during your assignment. To the extent required for corporate tax and other legal reasons, your employment, payroll or benefit programs may be subsequently transferred to another related entity during your assignment (any such entity, the “Company”).

Base Salary

Your annual base salary will continue to be $940,000. You will also continue to participate in the Dresser-Rand U.S. annual salary review.

Annual Incentive Compensation

Eligibility under the Dresser-Rand Annual Incentive Program will continue during your assignment consistent with corporate guidelines and the program’s terms and conditions.

Long-Term Incentive (LTI) Compensation

Your eligibility for LTI grants will continue during your assignment consistent with corporate guidelines and the Plan’s terms and conditions.

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Benefit Plans

You will continue to be eligible to participate in the U.S. retirement savings, Non-Qualified Retirement Plan, life and income protection programs consistent with their terms and conditions. In addition, you will have the choice of continuing medical and dental benefit coverage through CIGNA International or enrolling in Blue Cross BlueShield for you and your qualifying dependents. You will be responsible for the employee premium on either plan you choose. We have included the cost sheet and benefits comparison to assist in your decision.

Foreign Service Allowance

A Foreign Service Allowance of $8,000, paid monthly, will be provided to compensate you for the hardship created by the extensive travel requirements while on assignment as well as provide assistance for your spouse and/or dependents to accompany you.

There are many factors that are considered when establishing the Foreign Service Allowance such as, but, not limited to: family size, distance between home and host location, level of hardship, and/or compensation. In the event any determining factors change during your assignment, your Foreign Service Allowance could potentially be equitably adjusted accordingly. You will receive prior notice of any adjustments.

Host Country Housing

Dresser-Rand will provide corporate housing up to a maximum of EUR 8,000/month while you are in Paris, France. Any additional rent expense over EUR 8,000/month will be your responsibility. In addition, the Company will provide for the cost of utilities, maintenance, parking, management fees, and wireless Internet access.

Meals and Transportation

While you are in Paris, France, your meals and transportation will be reimbursable according to the Company’s Travel and Entertainment policy (copy attached). You may have access to a Company pool car, if available.

Shipment of Household Goods

At the commencement of your assignment to Paris, France, the Company provided to you a lump sum payment for the return shipment of your household goods. Accordingly, you will be solely responsible for the costs associated with the return shipment of household goods to your home country residence.

Vacation, Holiday Leave

While on assignment you will continue to be covered by your home country vacation and holiday policy.

Service Limitations

We do not currently know the ultimate length of your multi-location assignment under the terms of this letter.

Termination

If you voluntarily terminate your employment, or are terminated for “Cause” (as defined in your Employment Agreement dated June 11,2008 (as amended, the “Employment Agreement”)), while in the host location, the Company is not obligated to pay any relocation costs associated with your move from the host country to your home country or any other location.

In the event of the involuntary termination of this assignment and/or your employment, which is not for Cause, the Company will pay or reimburse reasonable costs incurred in your relocation, as well as the return of your household goods, to your home location (if you did not elect for the lump sum alternative payment).

Following your termination of employment for any reason you will be responsible for your housing, utilities and parking expenses for as long as you reside in the Company-provided housing, which the Company may demand you to surrender at any time.

Compliance Documents

The Dresser-Rand Code of Conduct and the Agreement Regarding Intellectual Property and Proprietary Information continue to apply during your assignment. In this regard, you are expected to comply with the United States Foreign Corrupt Practices Act, and with local law applicable to government payments. Further, by executing this Agreement, you hereby agree that you are expressly granting any consents, permissions or other waivers that may be necessary

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or prudent under U.S., EU or any other privacy or similar laws or regulations to enable us to share your employment and other personal information between and among Dresser-Rand entities and its service providers in the U.S., France or elsewhere to the fullest extent permitted by law.

Contacts

Dresser-Rand has retained the services of American International Relocation Solutions (AIReS) to administer the benefits and services outlined in this Agreement. AIReS will assist with your assignment needs. Your initial point of contact at AIReS is Stephanie Nagy. Stephanie can be reached by telephone at 203-730-1125, ext. 256 and by email at snagy@aires.com.

Taxes

Dresser-Rand has engaged the services of Ernst & Young to provide tax preparation and consultation services throughout your assignment. As agreed during your most recent international assignment, you may continue to engage a personal tax advisor for the preparation of your U.S. tax returns, and you continue to assume the costs associated with the preparation of those returns. The attached Multi-location Assignment Tax Guidelines outlines your required benefits and obligations as a result of your assignment.

Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the choice, and your employment while on this assignment, of law principles thereof. Any suit, action or other legal proceeding arising out of or relating to this Agreement, or your employment while on this multi-location assignment, shall be brought exclusively in the Federal or state courts located in the State of Texas. You agree to submit to personal jurisdiction in the foregoing courts and to venue in those courts.  You further agree to waive all legal challenges and defenses to the propriety of a forum in Houston, Texas and to the application of Federal or Texas law therein.

Third Party Beneficiary

Each affiliate of Dresser-Rand Company is a third party beneficiary of this Agreement and each of them has the full right and power to enforce rights, interests and obligations under this Agreement without limitation or other restriction.

No Waiver

No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or particular exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

Withholding and Deductions

All amounts paid pursuant to this Agreement shall be subject to deductions and withholding for taxes (national, local, foreign or otherwise) to the extent required by applicable law.

Section 409A

Notwithstanding any provision in this Agreement, if this Agreement or any benefit payable to you hereunder is subject to US Internal Code Section 409A and you are a “specified employee” (within the meaning of Section 409A) as of the date you separate from service from Dresser-Rand, then any payments scheduled to be made to you pursuant to this Agreement during the first six months following your separation from service shall be delayed. The delayed payments shall be paid immediately following the end of the six month delay. Any amounts paid to you in connection with tax equalization, that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under Section 409A, shall be paid no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. All reimbursements under this Agreement, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations shall be made no later than the end of the calendar year next following the calendar year in which the applicable expenses are incurred.

Negotiating and Concluding Contracts

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Notwithstanding anything to the contrary in this Agreement, during your assignment, and when you are located in France, you shall not have any authority to enter into any contract on behalf of Dresser-Rand Company, Dresser-Rand Group Inc. and/or any other U.S. entity (each, a "D-R U.S. Entity") that relates to the provision of services or the supply of goods by a D-R U.S. Entity to a French customer. Further, during your assignment, and when you are located in France, you shall not have any authority to modify or accept contracts on behalf of a D-R U.S. Entity, or otherwise bind a D-R U.S. Entity to any contract, that relate to the provision of services or the supply of goods by a D-R U.S. Entity to a French customer. Further, any such contract presented to you that is intended to bind a D-R U.S. Entity must be executed by a duly authorized officer of that entity located in the business offices of that entity.

General

This Agreement sets forth the entire agreement between you and the affiliates of Dresser-Rand Group Inc. regarding your multi-location assignment and supersedes any prior agreement or understanding in connection therewith.

For the avoidance of doubt, nothing in this Agreement is intended to diminish your rights under your Employment Agreement and you will continue to be entitled to your rights and benefits under your Employment Agreement in accordance with its terms during your multi-location assignment; provided, however, by signing below, you agree and acknowledge that your multi-location assignment,  and this Agreement do not trigger any rights, payments or compensation under such Employment Agreement or other agreement, plan or equity award of which you are the beneficiary.

/s/ Gustavo Nechar	June 4, 2013
Gustavo Nechar	Date
Vice President – Human Resources

I agree and consent to the terms of this assignment, including that my employment will be with Dresser-Rand Group Inc. and I will be seconded from time to time to Dresser-Rand International, Paris Branch, as described in this Agreement.

I also acknowledge that I have read and understand the terms of the Multi-location Assignment Tax Guidelines and agree to respectively follow them to minimize tax obligations while on assignment.  I also specifically acknowledge and agree:

1.	That any tax benefits derived from host country tax payments, made by Company, will be returned to Company after individual tax returns are filed against which such payments are credited;
2.	To authorize the Company to deduct (reduce from my earnings) any amounts owed under these guidelines from my paycheck where permitted by law; and
3.	That benefits under these guidelines shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws principles.

/s/ Vincent R. Volpe Jr.	July 22, 2013
Vincent R. Volpe Jr.	Date
President & CEO Dresser-Rand Group Inc.

Cost Center: 96200

Attachments:

1.	Multi-location Assignment Tax Guidelines
2.	CIGNA international healthcare program summary

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